Exhibit 24.2

2006 Long-Term Incentive Plan

RESOLUTION OF THE
BOARD OF DIRECTORS OF
PG&E CORPORATION

December 15, 2004

                    WHEREAS, the Nominating, Compensation, and Governance Committee (the “Committee”) has recommended to this Board of Directors that it is advisable to approve the 2006 PG&E Corporation Long-Term Incentive Plan (the “Plan”) to become effective on January 1, 2006, subject to shareholder approval, to replace the current Long-Term Incentive Program which will expire on December 31, 2005;

                    WHEREAS, the Plan provides that (1) Employees, Directors, and Consultants (as such terms are defined in the Plan) are eligible to receive discretionary awards of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, deferred compensation awards, and other types of stock-based awards, and (2) Non-Employee Directors (as such term is defined in the Plan) of this corporation are eligible to receive nondiscretionary awards at the time and containing the terms specified in Section 7 of the Plan; and

                    WHEREAS, the Board of Directors has determined that it is in the best interests of this corporation and its shareholders to approve the Plan in order to (1) provide long-term incentives to further align shareholders’ and officers’ interests, and focus employees, directors, and consultants on enhancing total return for shareholders, and (2) attract, retain, and motivate employees and consultants with the necessary mix of skills and experience for the development and successful operation of this corporation’s business;

                    NOW, THEREFORE, BE IT RESOLVED that the Plan is hereby approved and adopted substantially in the form as presented at this meeting; and

                    BE IT FURTHER RESOLVED that (1) 20 million shares of this corporation’s common stock (“Shares”) are hereby reserved for issuance pursuant to the Plan, and (ii) the determination as to whether Shares shall be deemed to have been issued pursuant to the Plan shall be made in accordance with Section 4.1 of the Plan; and

                    BE IT FURTHER RESOLVED that the Plan shall be submitted for approval by this corporation’s shareholders at the corporation’s 2005 annual meeting of shareholders, or any adjournment or postponement thereof, and the appropriate officers of this corporation are hereby authorized and directed to solicit proxies from this corporation’s shareholders to vote such shareholders’ shares at the annual meeting in favor of the Plan; and

                    BE IT FURTHER RESOLVED that the Plan shall become effective on January 1, 2006, contingent on having been duly approved by this corporation’s shareholders at the annual meeting; and

                    BE IT FURTHER RESOLVED that, provided that the Plan has been approved by shareholders, the Board of Directors hereby authorizes the Committee (1) to administer the Plan and to exercise those powers specified in Section 3.5 of the Plan, and (2) to determine all questions of interpretation of the Plan or of any award, which determinations shall be final and binding upon all persons having an interest in the Plan or such award, provided that, with respect to participation by Insiders (as such term is defined in the Plan), the Plan shall be administered in compliance with the requirements, if any, of SEC Rule 16b‑3 if at the time any class of equity security of this corporation is registered pursuant to Section 12 of the Securities Exchange Act of 1934, and

                    BE IT FURTHER RESOLVED that, provided that the Plan has been approved by shareholders, the Board of Directors hereby delegates to the Chief Executive Officer of this corporation the authority to grant awards to an Employee (as such term is defined in the Plan) who is not an Insider and who is receiving a salary below the level which requires approval by the Committee, provided that (1) the Chief Executive Officer is then a member of the Board of Directors of this corporation, and (2) the terms of such awards conform to guidelines established by the Committee; and

                    BE IT FURTHER RESOLVED that, following shareholder approval of the Plan, the appropriate officers and counsel of this corporation are hereby authorized and directed to prepare and file one or more registration statements with the Securities and Exchange Commission (the “SEC”) to register the offer and sale of the Shares pursuant to the Plan; and

                    BE IT FURTHER RESOLVED that, following shareholder approval of the Plan, the appropriate officers and counsel of this corporation are hereby authorized and directed to prepare and file one or more listing applications with respect to the Shares with the New York Stock Exchange and any other exchange which such officers deem appropriate or necessary; and

                    BE IT FURTHER RESOLVED that LINDA Y.H. CHENG, WONDY S. LEE, ERIC MONTIZAMBERT, GARY P. ENCINAS, JOHN E. FORD, and KATHLEEN M. HAYES are hereby authorized, jointly and severally, to sign on behalf of this corporation one or more registration statements, and any and all amendments and supplements thereto, and to do any and all acts necessary to satisfy the requirements of the Securities Act of 1933 and the regulations of the SEC adopted pursuant thereto with regard to the filing of said registration statement(s), and amendments and supplements, and the offer and sale of the Shares pursuant to the Plan; and

                    BE IT FURTHER RESOLVED that the officers and counsel of this corporation are hereby authorized and directed to take such action and execute such agreements and documents on behalf of this corporation as may in their judgment be necessary or appropriate to carry out this resolution.

                    I, LINDA Y.H. CHENG, do hereby certify that I am Vice President and Corporate Secretary of PG&E CORPORATION, a corporation organized and existing under the laws of the State of California; that the above and foregoing is a full, true, and correct copy of a resolution which was duly adopted by the Board of Directors of said corporation at a meeting of said Board which was duly and regularly called and held at the office of said corporation on December 15, 2004; and that this resolution has never been amended, revoked, or repealed, but is still in full force and effect.

                    WITNESS my hand and the seal of said corporation hereunto affixed this 27th day of October, 2005.

LINDA Y.H. CHENG
Linda Y.H. Cheng
Vice President and Corporate Secretary
PG&E CORPORATION

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